June 12, 1995
To Mirage Resorts, Incorporated




We are aware that Mirage Resorts, Incorporated has incorporated by reference in its Registration Statement on Form S-8 its Form 10-Q for the quarter ended March 31, 1995, which includes our report dated May 12, 1995 covering the unaudited interim financial information contained therein. Pursuant to Regulation C under the Securities Act of 1933, that report is not considered a part of the Registration Statement prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Securities Act.

Very truly yours,

ARTHUR ANDERSEN LLP













































                         EXHIBIT 15